Exhibit 21.1

World Wireless Communications, Inc. Subsidiaries and Affiliated Companys

Domestic Subsidiaries:

X-traWeb, Inc.
5670 Greenwood Plaza Blvd, Penthouse
Greenwood Village, CO 80111

X-traWeb Services Corporation
5670 Greenwood Plaza Blvd, Penthouse
Greenwood Village, CO 80111

X-traWeb Financial Corporation
5670 Greenwood Plaza Blvd, Penthouse
Greenwood Village, CO 80111

X-traWeb U.S.A., Inc.
5670 Greenwood Plaza Blvd, Penthouse
Greenwood Village, CO 80111

TWC Ltd.
10 Main Street
Gonic, NH 03839

International Subsidiaries:

X-traWeb Europe S.p.A. (In liquidation)
c/o Liquidatore Giudiziale Dott. Vitaliano Donato
Via Laura Cereto 17
25121 Brescia, Italy